As filed with the Securities and Exchange Commission on October 21, 2020.

Registration No. 333-249540

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ACCOLADE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7389	01-0969591
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1201 Third Avenue, Suite 1700

Seattle, WA 98101

(206) 926-8100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Rajeev Singh

Chief Executive Officer

Accolade, Inc.

1201 Third Avenue, Suite 1700

Seattle, WA 98101

(206) 926-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John W. Robertson	Richard Eskew	Christopher J. Austin
Alan D. Hambelton	General Counsel	James M. Shea, Jr.
Cooley LLP	660 West Germantown Pike,	Paul Hastings LLP
1700 Seventh Avenue, Suite 1900	Suite 500	200 Park Avenue
Seattle, WA 98101	Plymouth Meeting, PA 19462	New York, NY 10166
(206) 452-8700	(610) 834-2989	(212) 318-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-249540)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer,’’ ‘‘smaller reporting company,’’ and ‘‘emerging growth company’’ in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-249540), declared effective on October 21, 2020 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
5.1	Opinion of Cooley LLP.
23.1	Consent of Cooley LLP (included in Exhibit 5.1).
24.1 *	Power of Attorney.

*       Previously filed on the signature page to the registrant’s Registration Statement on Form S-1 (File No. 333-249540) filed with the Securities and Exchange Commission on October 19, 2020 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on October 21, 2020.

ACCOLADE, INC.

By:	/s/ RAJEEV SINGH
Rajeev Singh
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAJEEV SINGH	Chief Executive Officer and Director	October 21, 2020
Rajeev Singh	(Principal Executive Officer)

/s/ STEPHEN BARNES	Chief Financial Officer	October 21, 2020
Stephen Barnes	(Principal Financial and Accounting Officer)

*	Director	October 21, 2020
J. Michael Cline

*	Director	October 21, 2020
William H. Frist, Sr.

*	Director	October 21, 2020
Jeffrey Jordan

*	Director	October 21, 2020
Peter Klein

*	Director	October 21, 2020
Dawn Lepore

Signature	Title	Date

*	Director	October 21, 2020
James C. Madden, V

*	Director	October 21, 2020
Thomas Neff

*	Director	October 21, 2020
Patricia Wadors

*	Director	October 21, 2020
Michael T. Yang

*By:	/s/ RAJEEV SINGH
Rajeev Singh
Attorney-in-fact